Exhibit 99.4

Richard D. Lara Executive Vice President & General Counsel Phone: 305-644-4824 rlara@sbscorporate.com
April 27, 2018

Ravensource Fund

30 St. Clair Avenue West

Suite 901

Toronto, Ontario

Canada

M4V 3Al

Re:	Notice of Ineffective Purported Purchase of Series B Preferred Stock

To whom it may concern:

We are writing to notify you that Spanish Broadcasting System, Inc. (the “Company”) shall hereafter treat your claimed ownership of the Company’s 10 3/4% Series B Cumulative Exchangeable Redeemable Preferred Stock (the “Series B Preferred Stock”) as void and non-existent since you attempted to acquire these shares in transactions that, if given effect, would violate the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”), or that were otherwise ineffective, pursuant to the terms of Article X of the Charter, unless and until you can demonstrate facts to the contrary supported by relevant documentation. Requests for information have previously been sent to you and your counsel, and yet, the Company has not received information from you or your counsel that is fully responsive to these requests. Instead, it has come to the Company’s attention that there is evidence that your attempted purchase of shares of the Series B Preferred Stock were ineffective and, therefore, void, as mentioned above.

The Company’s Charter has been publicly available, and notice of this issue has been publicly disclosed numerous times, including as set forth in the Notice to Holders of the Company’s Series B Preferred Stock dated November 28, 2017, the Company’s Current Report on Form 8-K of the same date, a second Notice to Holders of the Company’s Series B Preferred Stock dated January 9, 2018, the Company’s press release dated March 26, 2018 and the Company’s Current Report on Form 8-K as of the same date. Absent hearing from you, or your counsel, demonstrating to the Company facts to support a contrary position, you will not be recognized as a valid holder of the Series B Preferred Stock. We urge you to refrain from representing otherwise or attempting to trade these shares.

Any response, with supporting documentation, should be sent to Spanish Broadcasting System, Inc., 7007 NW 77th Avenue, Miami, Florida  33166, Attn: Richard D. Lara, Esq., General Counsel.

Spanish Broadcasting System, Inc.

PABLO RAÚL ALARCÓN MEDIA CENTER 7007 NW 77TH AVENUE, MIAMI, FL 33166

Very truly yours,

/s/ Richard D. Lara
Richard D. Lara
Executive Vice President and
General Counsel

cc:	Patrick J. Nash, Jr., Esq., Kirkland & Ellis LLP

Mark D. Schneider, Esq., Sidley Austin LLP

Meredith S. Senter, Jr., Esq., Lerman Senter PLLC

Pedro A. Jimenez, Esq., Jones Day

Robert S. Saunders, Esq., Skadden

Spanish Broadcasting System, Inc.

PABLO RAÚL ALARCÓN MEDIA CENTER 7007 NW 77TH AVENUE, MIAMI, FL 33166